Exhibit 10(ee)

AMENDMENT TO EFH SECOND SUPPLEMENTAL RETIREMENT PLAN

Pursuant to the authority of the Board of Directors of Energy Future Holdings Corp., and the provisions of Section 5.1 thereof, the EFH Second Supplemental Retirement Plan (“Plan”), as amended and restated as of October 10, 2007, is hereby amended in the following respects only, effective as of February 19, 2009:

(1) Section 2.5 of the Plan is hereby amended in its entirety to read as follows:

“2.5 “Committee” shall mean the Non-Qualified Plan Committee whose members are appointed from time to time by the Board of Directors or the Chief Executive of the Company.”

(2) Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

“5.1 The Board of Directors shall be vested with full power and authority to amend the Plan or to terminate the Plan at any time. Further, the Committee may amend the Plan at any time; provided, however, that the authority of the Committee to amend the Plan shall be limited to amendments consistent with the following criteria: (i) the amendment is administrative or ministerial in nature; (ii) the amendment does not result in a material change to the Plan’s funding or costs (a plan change is considered material if the amendment has a cost greater than $1 million to the Plan, as determined by the Committee in its sole discretion exercised in good faith); or (iii) the Plan amendment is dictated by statute or regulation. However, no act of amendment or termination shall reduce any Benefit accrued to the date such act is adopted. Furthermore, if the Plan is terminated, amended, or frozen or any other action is taken to limit future Benefit accruals under the Plan, or in the event of a Change in Control, each of the Participating Employers hall be obligated to take all action as may be provided for under the Trust Agreement, the Second Trust Agreement or any other agreement affecting, in any way, the funding and/or securitization and the current or future payment of Benefits.”

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument Amendment to the EFH Second Supplemental Retirement Plan, the Board of Directors of Energy Future Holdings Corp. has caused these presents to be duly executed in the name and on the behalf of Energy Future Holdings Corp. by an authorized officer thereof, thereunto duly authorized this 31st day of July, 2009.

ENERGY FUTURE HOLDINGS CORP.

/s/ M. Rizwan Chand
M. Rizwan Chand,
Executive Vice President, Human Resources & Administration

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